Investor News	NYSE:PEG
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➢	Sue Carson, Director, Investor Relations	Phone: 973-430-6565
➢	Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568

June 2, 2006

PSEG Global Completes Sale of Plants in Poland;

Receives Approval to Sell Ownership In Rio Grande Energia in Brazil

PSEG Global, a subsidiary of PSEG, announced today that it completed the sale of its indirect ownership interests in two electric generating facilities in Poland and received approval from the government of Brazil to proceed with sale of its ownership interest in the Rio Grande Energia (RGE) electric distribution company.

“The sale of our interests in the two power plants in Poland and electric distribution company in Brazil is part of a publicly announced and ongoing program of selectively reducing corporate exposure to international markets when attractive opportunities are available” said Robert Dougherty, president, PSEG Energy Holdings, the parent of PSEG Global.

Dougherty added that the combined transactions are expected to generate net proceeds, after taxes, in excess of $600 million, a net after-tax gain of approximately $50 million and a net increase in equity of over $225 million. PSEG Energy Holdings is evaluating the use of the proceeds including potential debt redemption and loans and/or dividends to PSEG.

PSEG Global completed the sale of its ownership interests in Elcho and Skawina, to CEZ on May 29, 2006. Proceeds, net of transaction costs, are approximately $470 million. The sale resulted in an after-tax gain of approximately $225 million, which will be included in Discontinued Operations. Elcho is a 220 MW coal-fired plant in which Global had an approximate 89% economic interest. Skawina is a 590 MW coal- and biomass-fired plant that was approximately 75% owned by Global.

As previously disclosed, in May 2006, Global also entered into an agreement for the sale of its 32% ownership interest in Rio Grande Energia (RGE), a Brazilian electric distribution company, and its affiliates, to its partner in RGE, Companhia Paulista de Forcae Luz (CPFL). The regulatory approvals needed to complete the sale were recently received and the transaction is expected to close in June 2006. CPFL, a publicly traded Brazilian company, owns the remainder of RGE, as well as other electric distribution and generation companies.

PSEG (NYSE: PEG) is a diversified energy company.  Its principal subsidiaries include PSEG Energy Holdings, which invests in electric and gas distribution systems and generation companies in the USA and around the world; PSEG Power which owns and operates more than 14,000 MW in the USA; and PSE&G, a gas and electric distribution company in New Jersey, USA. PSEG Global is a direct subsidiary of PSEG Holdings.  PSEG has announced its intention, following regulatory approvals, to merge with Exelon Corporation of Chicago, Illinois.

FORWARD-LOOKING STATEMENT

The statements contained in this communication about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC).  A discussion of other risks associated with the proposed merger with Exelon Corporation is included in the definitive joint proxy statement/prospectus that Exelon filed with the SEC.  These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this communication. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our estimates change, unless otherwise required by applicable securities laws.